FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: February 8, 2023		IR@maximus.com

Maximus Reports Fiscal Year 2023 First Quarter Results
Raises FY23 Revenue and Earnings Guidance Following Scheduled Restart of Medicaid Redeterminations
(Tysons, Va. - February 8, 2023) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months ended December 31, 2022.
Highlights for the first quarter of fiscal year 2023 include:
•Revenue increased 8.5% to $1.25 billion, compared to $1.15 billion for the prior year period. Organic growth was 10.3% and driven by new or expanded programs in all three segments.
•Diluted earnings per share were $0.65, and adjusted diluted earnings per share were $0.94.
•The company is raising revenue and earnings guidance for fiscal year 2023 following the restart of Medicaid redeterminations scheduled to begin in the third quarter. Fiscal year 2023 revenue is now expected to range between $4.85 billion and $5.0 billion with adjusted diluted earnings per share between $4.00 and $4.30 per share.
•A quarterly cash dividend of $0.28 per share is payable on February 28, 2023, to shareholders of record on February 15, 2023.
"We are pleased with our solid first quarter results which reflect good execution, and we expect continued momentum in fiscal 2023," said Bruce Caswell, President and Chief Executive Officer. "Our increased guidance for fiscal 2023 is significant as it represents a clearing of the last remaining pandemic-related headwind in our U.S. Services business. Restarting Medicaid redeterminations is an unprecedented undertaking and as a long-term public partner to government, we are poised to support our current customers and see solid demand for our capabilities across the broader Medicaid market."

Caswell continued, "We are capitalizing on the organic growth potential of the core business and executing well on our recently refreshed strategy, including making definitive headway in the key areas of clinical services and technology modernization. The remainder of fiscal year 2023, underpinned by our stable business model, should see us continue to successfully capture the upside potential of in-demand government services."
First Quarter Results
Revenue for the first quarter of fiscal year 2023 increased 8.5% to $1.25 billion, compared to $1.15 billion for the prior year period, which was net of a 1.9% currency headwind. Organic growth was 10.3% from new or expanded programs in all three segments resulting from strong demand for the company's services.
For the first quarter of fiscal year 2023, operating margin was 6.0% and the adjusted operating margin was 7.9%. This compares to margins of 7.1% and 9.0%, respectively, for the prior year period. Diluted earnings per share were $0.65 and adjusted diluted earnings per share were $0.94. This compares to $0.85 and $1.12, respectively, for the prior-year period which contained profitable short-term COVID response work in the domestic segments and had less interest expense due to a more favorable rate environment.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal year 2023 increased 6.2% to $618.2 million, compared to $581.9 million reported for the prior year period. All growth was organic and driven primarily by volume growth in the segment's clinical services business and an anticipated higher run rate on a large cost-plus contract.
The segment operating margin for the first quarter of fiscal year 2023 was 8.3%, compared to 10.6% reported for the prior year, and in-line with company expectations. The full-year fiscal 2023 margin for the U.S. Federal Services Segment is still expected to range between 10% and 11%.

U.S. Services Segment
U.S. Services Segment revenue for the first quarter of fiscal year 2023 increased 13.7% to $439.5 million, compared to $386.4 million reported in the prior year period. All growth was organic and driven by previously disclosed new work in the core business areas of eligibility support and clinical services.
The segment operating margin for the first quarter of fiscal year 2023 was 8.6%, compared to 14.1% reported for the prior year period, reflecting the headwind to the segment's profitability from the paused Medicaid redeterminations. The full-year fiscal 2023 margin for the U.S. Services Segment is expected to range between 9% and 11% with a lift to profitability expected later in the fiscal year due to the scheduled restart of redeterminations.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal year 2023 increased 4.9% to $191.6 million, compared to $182.6 million reported in the prior year period, which was net of a 12% currency headwind. Organic growth in the segment was approximately 16% driven primarily by the U.K. Restart Programme reaching full capacity.
The segment operating income for the first quarter of fiscal year 2023 was $10.1 million, or 5.3% on a margin basis. This compares to an operating loss of $9.5 million in the prior year period due primarily to contracts with planned start-up losses, such as the U.K. Restart Programme. The full-year fiscal 2023 margin for Outside the U.S. Segment is still expected near the lower end of a 3% to 7% range.
Sales and Pipeline
Year-to-date signed contract awards at December 31, 2022, totaled $481 million and contracts pending (awarded but unsigned) totaled $661 million. The book-to-bill ratio at December 31, 2022, was 2.2x calculated on trailing twelve month basis.
The sales pipeline at December 31, 2022, totaled $30.5 billion, comprised of approximately $6.0 billion in proposals pending, $1.71 billion in proposals in preparation, and $22.8 billion in opportunities tracking. New work opportunities represent 74.5% of the total sales pipeline.
Balance Sheet and Cash Flows
At December 31, 2022, cash and cash equivalents totaled $63.1 million, and gross debt was $1.57 billion. The ratio of debt, net of allowed cash, to adjusted EBITDA for the quarter ended December 31, 2022, as calculated in accordance with our credit agreement, was 3.0x. This compares to 2.6x at September 30, 2022.
For the first quarter of fiscal year 2023, cash used in operating activities totaled $134.7 million and free cash flow was an outflow of $150.4 million. Collections for the month of December were lower than expected, contributing to weaker cash flows and a high debt ratio at quarter end. DSO increased to 74 days as of December 31, 2022, reflecting what is expected to be a temporary increase to the target range of 60 to 70 days.
In the month of January, improved collections enabled the company to repay approximately $75 million of debt. The company continues to prioritize debt reduction using its free cash flow.
On January 6, 2023, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on February 28, 2023, to shareholders of record on February 15, 2023.
Raising FY23 Guidance
Maximus is raising fiscal year 2023 revenue and earnings guidance following passage of the Consolidated Appropriations Act, 2023 (omnibus spending bill), which directs states to resume Medicaid redeterminations on a prescribed timeline. The company now expects revenue to range between $4.85 billion and $5.0 billion, compared to prior revenue guidance of between $4.75 billion and $4.90 billion.

Adjusted operating income is expected to range between $415 million and $440 million, compared to a previous range between $390 million and $415 million. Adjusted operating income excludes an estimated $94 million of expense for amortization of intangible assets. Adjusted diluted earnings per share is now expected to range between $4.00 and $4.30 per share, compared to prior adjusted diluted earnings guidance of between $3.70 and $4.00 per share.
The company's guidance assumes that redetermination activities in the U.S. Services Segment phase in during the third quarter and make a full period contribution in the fourth quarter of fiscal year 2023.
Free cash flow is still expected to range between $225 million and $275 million for fiscal year 2023 and reflects expected working capital increases as a result of higher revenue later in the fiscal year. The company forecasts a slight reduction to interest expense, now ranging between $85 million and $90 million, an effective income tax rate between 24.5% and 25.5%, and weighted average shares outstanding between 61.2 million and 61.3 million shares for fiscal year 2023.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, February 9, 2023, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets, adjusted EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2022, which was filed with the Securities and Exchange Commission (SEC) on November 22, 2022. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	December 31, 2022	December 31, 2021
	(in thousands, except per share amounts)
Revenue	$1,249,246	$1,150,876
Cost of revenue	1,004,499	922,721
Gross profit	244,747	228,155
Selling, general, and administrative expenses	146,452	124,221
Amortization of intangible assets	23,518	22,405
Operating income	74,777	81,529
Interest expense	21,606	9,638
Other income/(expense), net	266	(311)
Income before income taxes	53,437	71,580
Provision for income taxes	13,442	18,250
Net income	$39,995	$53,330

Earnings per share:
Basic	$0.65	$0.86
Diluted	$0.65	$0.85
Weighted average shares outstanding:
Basic	61,117	62,262
Diluted	61,196	62,445

Dividends declared per share	$0.28	$0.28

Maximus, Inc.
Consolidated Balance Sheets

	December 31, 2022	September 30, 2022
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$63,050	$40,658
Accounts receivable, net	1,014,046	807,110
Income taxes receivable	4,486	2,158
Prepaid expenses and other current assets	174,505	182,387
Total current assets	1,256,087	1,032,313
Property and equipment, net	50,181	52,258
Capitalized software, net	64,963	58,740
Operating lease right-of-use assets	162,289	132,885
Goodwill	1,783,239	1,779,415
Intangible assets, net	782,821	804,904
Deferred contract costs, net	49,030	47,732
Deferred compensation plan assets	39,606	37,050
Deferred income taxes	5,038	4,970
Other assets	41,661	42,447
Total assets	$4,234,915	$3,992,714
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$272,196	$264,553
Accrued compensation and benefits	118,505	178,199
Deferred revenue, current portion	96,201	87,146
Income taxes payable	12,422	718
Long-term debt, current portion	77,479	63,458
Operating lease liabilities, current portion	59,553	63,999
Other current liabilities	109,866	116,374
Total current liabilities	746,222	774,447
Deferred revenue, non-current portion	29,624	21,414
Deferred income taxes	203,545	206,099
Long-term debt, non-current portion	1,486,975	1,292,483
Deferred compensation plan liabilities, non-current portion	44,688	40,210
Operating lease liabilities, non-current portion	119,081	86,175
Other liabilities	23,773	22,515
Total liabilities	2,653,908	2,443,343
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,774 issued and outstanding as of December 31, 2022 and September 30 2022, respectively (shares in thousands)	562,679	557,978
Accumulated other comprehensive loss	(29,706)	(33,961)
Retained earnings	1,048,034	1,025,354
Total shareholders' equity	1,581,007	1,549,371
Total liabilities and shareholders' equity	$4,234,915	$3,992,714

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	December 31, 2022	December 31, 2021
	(in thousands)
Cash flows from operating activities:
Net income	$39,995	$53,330
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	12,280	11,365
Amortization of intangible assets	23,518	22,405
Amortization of debt issuance costs and debt discount	1,034	649
Deferred income taxes	(1,331)	(229)
Stock compensation expense	4,403	8,248
Change in assets and liabilities, net of effects of business combinations:
Accounts receivable	(200,749)	(14,114)
Prepaid expenses and other current assets	10,624	(5,115)
Deferred contract costs	(1,013)	(6,811)
Accounts payable and accrued liabilities	3,642	(32,452)
Accrued compensation and benefits	(53,271)	(56,305)
Deferred revenue	14,764	5,929
Income taxes	9,465	10,321
Operating lease right-of-use assets and liabilities	(948)	(6,370)
Other assets and liabilities	2,928	6,230
Net cash used in operating activities	(134,659)	(2,919)
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(15,697)	(6,327)
Net cash used in investing activities	(15,697)	(6,327)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,017)	(17,347)
Purchases of Maximus common stock	—	(1,379)
Tax withholding related to RSU vesting	(8,475)	(9,673)
Payments for contingent consideration	(1,415)	—
Proceeds from borrowings	268,702	100,000
Principal payments for debt	(61,355)	(16,685)
Restricted cash movements	(9,473)	—
Net cash provided by financing activities	170,967	54,916
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2,421	372
Net change in cash, cash equivalents, and restricted cash	23,032	46,042
Cash, cash equivalents and restricted cash, beginning of period	136,795	156,570
Cash, cash equivalents and restricted cash, end of period	$159,827	$202,612

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended
	December 31, 2022		December 31, 2021
	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$618,167		$581,871
U.S. Services	439,478		386,417
Outside the U.S.	191,601		182,588
Revenue	$1,249,246		$1,150,876
Gross profit:
U.S. Federal Services	$122,694	19.8%	$126,576	21.8%
U.S. Services	83,598	19.0%	89,699	23.2%
Outside the U.S.	38,455	20.1%	11,880	6.5%
Gross profit	$244,747	19.6%	$228,155	19.8%
Selling, general, and administrative expenses:
U.S. Federal Services	$71,649	11.6%	$64,925	11.2%
U.S. Services	45,842	10.4%	35,102	9.1%
Outside the U.S.	28,389	14.8%	21,340	11.7%
Other (2)	572	NM	2,854	NM
Selling, general, and administrative expenses	$146,452	11.7%	$124,221	10.8%
Operating income:
U.S. Federal Services	$51,045	8.3%	$61,651	10.6%
U.S. Services	37,756	8.6%	54,597	14.1%
Outside the U.S.	10,066	5.3%	(9,460)	(5.2)%
Amortization of intangible assets	(23,518)	NM	(22,405)	NM
Other (2)	(572)	NM	(2,854)	NM
Operating income	$74,777	6.0%	$81,529	7.1%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)Other expenses includes credits and costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended
	December 31, 2022	December 31, 2021
	(in thousands)
Net cash used in operating activities	(134,659)	(2,919)
Purchases of property and equipment and capitalized software	(15,697)	(6,327)
Free cash flow	$(150,356)	$(9,246)

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended
	December 31, 2022	December 31, 2021
	(dollars in thousands, except per share data)
Operating income	$74,777	$81,529
Add back: Amortization of intangible assets	23,518	22,405
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$98,295	$103,934
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	7.9%	9.0%

Net income	$39,995	$53,330
Add back: Amortization of intangible assets, net of tax	17,360	16,530
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$57,355	$69,860

Diluted earnings per share	$0.65	$0.85
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.29	0.27
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$0.94	$1.12